NSAR ITEM 77O
September 1, 2002 to February 28, 2003
VK Corporate Bond Fund
10f-3 Transactions


Underwriting #   Underwriting    Purchased   Amount of    % of        Date of
                                 From       shares    underwriting   Purchase

1           Inco Ltd.        Merrill Lynch  1,470,000    0.368      9/18/02

2              Intl         JP Morgan       745        0.0745     10/24/02
                Paper

3             Cox             Salomon Smith  1,640,000   0.164%    9/17/02
            Communications     Barney

4           CVS Corp.        CS First       800        0.2267%   10/30/02
                               Boston



Underwriters for #1
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Salomon Smith Barney Inc.
Credit Suisse First Boston Corporation
Morgan Stanley & Co. Incorporated


Underwriters for #2
J.P. Morgan Securities Inc.
Deutsche Bank Securities Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Salomon Smith Barney Inc.
Banc of America Securities LLC
BNP Paribas Securities Corp.
Commerzbank Capital Markets Corp.
Credit Suisse First Boston Corporation
Morgan Stanley & Co. Incorporated
Tokyo-Mitsubishi International plc
UBS Warburg LLC


Underwriters for #3
J.P Morgan Securities Inc.
Salomon Smith Barney
Banc of America Securities LLC
Banc One Capital Markets, Inc.
BNY Capital Markets, Inc.
Fleet Securities, Inc.
Lehman Brothers Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
SunTrust Capital Markets, Inc.
Wachovia Securities, Inc.


Underwriters for #4
CS First Boston
Bear Stearns
JP Morgan Securities Inc.
Morgan Stanley & Co. Incorporated